Exhibit 10.2

Separation Agreement and Release with Carl A. Pelzel

April 1, 2011

Carl A. Pelzel

[address]

Separation Agreement and Release

Dear Carl:

As we discussed, this letter confirms your separation from employment with Depomed, Inc. (the “Company”).

Your employment with the Company will terminate or has terminated on April 3, 2011 as a result of your resignation.  The Company shall provide you with the right to continue group health insurance coverage after your separation from employment under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  The terms for that opportunity will be set forth in a separate written notice.  The Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through your separation from employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company.  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By entering into this Agreement, you understand that neither party is admitting in any way that it violated any legal obligation owed to the other party.

With those understandings, you and the Company agree as follows:

1.                                                                                                                                       Separation from Employment

This confirms that your employment with the Company will end or has ended on April 3, 2011 (the “Separation Date”).  Effective on the Separation Date, it is agreed that you have resigned as an employee, from your positions as President and Chief Executive Officer and from the Company’s Board of Directors.

2.                                                                                                                                       Separation Benefits

a.  Severance Pay.  You will be paid a severance payment of $520,000, less all applicable withholdings, which is equivalent to one year of your base pay.  Payment will be made periodically, in accordance with the Company’s standard payroll practice, beginning on the first payroll date that is thirty (30) days from the date hereof.  Severance payments will be payable for one (1) year; provided, that severance payments otherwise payable pursuant to this paragraph will be reduced dollar for dollar by any compensation received by you in connection with employment by another employer during the period of such payments.  Self-employment, including consulting services provided by you that are less than full time, will not constitute employment by another employer.  You agree to immediately notify the Company of such compensation.  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is a separate payment.  You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments or benefits from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

b.  Company-Paid COBRA.  As stated above, you will receive information about your right to continue your group health insurance coverage under COBRA after the Separation Date.  In order to continue your coverage, you must file the required election form.  If you sign this Agreement and elect to continue group health insurance coverage, then the Company will pay the monthly premium to its third party COBRA Administrator under COBRA, in an amount not to exceed the monthly amount the Company currently contributes to your healthcare premiums, for yourself and, if applicable, your dependents, until the earliest of (a) September 30, 2012, (b) the expiration of your eligibility for continuation coverage under COBRA or (c) the date when you become eligible for comparable health insurance in connection with new employment.  You acknowledge that you otherwise would not have been entitled to any continuation of Company-paid health coverage.

3.                                                                                                                                       Return of Property

You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment/laptop, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately, except that you may retain your company-issued laptop computer and mobile phone, subject to your compliance with the other provisions of this Section.

4.                                                                                                                                       Proprietary Information Agreement

You acknowledge and agree that you are bound by and will comply with the Employee Confidentiality and Invention Assignment Agreement (the “Proprietary Information

Agreement”) that you have signed with the Company.  That Proprietary Information Agreement shall remain in full force and effect to the extent not inconsistent with this Agreement.

5.                                                                                                                                       Stock Options

The Company has granted you options under the Company’s 2004 Equity Incentive Plan.  Following the Effective Date, the vesting of any unvested options you hold as of your termination date will be accelerated by three months, such that the number of shares with respect to which your options will be exercisable will be equivalent to the number of shares exercisable were your termination of employment to occur on July 3, 2011.  You acknowledge that to the extent any of the options subject to accelerated vesting constitute incentive stock options, your acceptance of the accelerated vesting provided in the immediately preceding sentence may cause the incentive stock options to be disqualified and be treated as nonqualified stock options.

6.                                                                                                                                       Release of Claims

In consideration for, among other terms, the Severance Benefits described in Section 2 and the stock option acceleration and extended option exercise period described in Section 5, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by and termination of employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute;

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses, incentive compensation, stock, stock options, or any other benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement or any right to indemnification granted by any agreement or bylaw of the Company, state or federal law, or policy of insurance.

You agree that you shall not accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

The Company is not currently aware of any matters that may give rise to a claim against you.

7.                                                                                                                                       Release of Unknown Claims

In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown.  In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

8.                                                                                                                                       Nondisparagement

You agree not to make any disparaging statements concerning the Company (including without limitation the Company’s products, its current or future business plans or its prospects) or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  You further agree to direct to the Company any inquiries concerning the Company from the Company’s current or former employees, shareholders, business partners or vendors.  The Company agrees to instruct its officers and directors not to make any disparaging statements concerning you.  The obligations set forth in this Section 8 shall not in any way affect anyone’s obligation to testify truthfully in any legal proceeding.

9.                                                                                                                                       Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

10.                                                                                                                                 Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as may be set forth in this Agreement.

11.                                                                                                                                 Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.                                                                                                                                 Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.                                                                                                                                 Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the state of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

14.                                                                                                                                 Attorneys’ Fees and Costs

In the event that either Party brings an action to enforce or effect its rights under or relating to this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

15.                                                                                                                                 Entire Agreement

This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except for the Proprietary Information Agreement, which remains in full force and effect, to the extent not inconsistent with this Agreement.

16.                                                                                                                                 Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, you must sign this Agreement no earlier than the Separation Date and return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period.  If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

17.                                                                                                                                 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

18.                                                                                                                                 Section 409A

Anything in this Agreement to the contrary notwithstanding, to the extent any payment under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable until the date that is the earlier of (A) six months and one day after your separation from service or (B) your death. Any delayed payments will be made in the seventh (7th) month after your separation from service.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

Depomed, Inc.

By:	/s/ Peter D. Staple
Peter D. Staple
Chairman of the Board of Directors

The foregoing is agreed to and accepted by:

/s/ Carl A. Pelzel		April 1, 2011
Carl A. Pelzel		Date